SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

September 25, 2008

Date of Report (Date of earliest event reported)

NORTHWEST NATURAL GAS COMPANY

(Exact name of registrant as specified in its charter)

Commission File No. 1-15973

Oregon	93-0256722
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

220 N.W. Second Avenue, Portland, Oregon 97209

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, including area code: (503) 226-4211

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Election of Gregg S. Kantor

On September 25, 2008, the Board of Directors (Board) of Northwest Natural Gas Company (the Company) elected Gregg S. Kantor, 51, to the Board as a Class III director for a term expiring at the Company’s next Annual Meeting of Shareholders, which is currently scheduled for May 28, 2009. Mr. Kantor joined the Company in 1996 as Director of Public Affairs and Communications. In 1998, he was promoted to the position of Vice President of Public Affairs and Communications. He served as Senior Vice President of Public and Regulatory Affairs from 2003 to 2006 and as Executive Vice President from December 2006 to April 2007. In May 2007, Mr. Kantor became President and Chief Operating Officer of the Company. Mr. Kantor is a member of the Oregon Global Warming Commission, and a board member of the Oregon Business Council, the Portland Business Alliance, the United Way of the Columbia-Willamette, the Portland Schools Foundation and the Leaders Roundtable.

As previously reported, at the May 22, 2008 Board meeting, the Board designated Mr. Kantor as successor to the office of Chief Executive Officer upon Mark S. Dodson’s retirement on December 31, 2008. Mr. Kantor will not serve on any committees of the Board. At the time of his appointment Mr. Kantor held 15,430 shares of the Company’s common stock directly or indirectly. Other than his employment, there are no existing business relationships between Mr. Kantor and the Company. Mr. Kantor will receive no additional compensation for his role as a director of the Company.

A press release announcing Mr. Kantor’s appointment to the Board was issued on September 25, 2008, and is furnished as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits

99.1	Press Release, dated September 25, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NORTHWEST NATURAL GAS COMPANY
(Registrant)

Dated: September 26, 2008	/s/ MARDILYN SAATHOFF
MardiLyn Saathoff
Chief Governance Officer & Corporate Secretary

EXHIBIT INDEX

Exhibit	Description

Exhibit 99.1	Press Release, dated September 25, 2008 (furnished not filed)

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